Exhibit 99.1

Information for Prospective Debt Financing Sources

Non-GAAP Financial Measures

The Company has included certain non-GAAP financial measures in this report, including (a) EBITDA, which we define for purposes of this report as net income excluding the impact of interest income and expense, income tax expense, depreciation and amortization, share based compensation, bad debt expense, unrealized transactional gains and losses from foreign currency fluctuations, and also includes adjustments for certain unusual items that we do not expect to continue at the same level in the future, including certain restructuring charges, (b) Adjusted EBITDA, which is defined as EBITDA plus certain royalty expenses related to Wake Forest intellectual property matters, pre-acquisition LifeCell results and expenses related to the pending Merger, certain Global Business Transformation expenses and (c) Pro Forma Adjusted EBITDA, which is defined as Adjusted EBITDA as further adjusted for the estimated remaining benefit associated with cost saving initiatives expected to be realized by the end of 2012 undertaken by the Company during the stated period as if those initiatives had been fully implemented at the beginning of the period. We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance and is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We use EBITDA for business planning purposes and in measuring our performance relative to that of our competitors.

Adjusted EBITDA and Pro Forma Adjusted EBITDA presented in this report are supplemental measures that are not required by, or presented in accordance with GAAP. The Company believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA and Pro Forma Adjusted EBITDA is appropriate to provide additional information to potential lenders or investors in the Company’s debt and other interested parties who may consider Adjusted EBITDA and Pro Forma Adjusted EBITDA useful in measuring the Company’s ability to meet its debt service obligations post-Merger. These non-GAAP measures are not a measurement of the Company’s financial performance under GAAP and should not be considered as alternatives to net income, income from continuing operations, operating income or any other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as a measure of the Company’s liquidity. In addition, the Company’s measurement of these non-GAAP measures may not be comparable to that of other companies.

These non-GAAP measures do not reflect changes in, or cash requirements for, the Company’s working capital needs; the Company’s interest expense, or the requirements necessary to service interest or principal payments on debt; the Company’s income tax expenses or the cash requirements to pay taxes or historical cash expenditures or future requirements for capital expenditures or contractual commitments. Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future. These non-GAAP measures do not reflect any cash requirements for such replacements.

The following table presents a reconciliation of net income, a GAAP measure, to EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA for the periods presented:

($ in millions) (unaudited), Fiscal Year Ended 12/31,	2008	2009	2010	Twelve months ended June 30, 2011	Pro Forma Adjustment	Pro Forma twelve months ended June 30, 2011
Net Income	$166.4	$228.7	$256.1	$299.6	$—	$299.6
Interest Expense, Net	74.7	104.1	86.2	78.2	—	78.2
Income Tax Expense	108.7	105.7	99.6	109.8	—	109.8
Depreciation and Amortization	133.6	155.9	156.5	147.6	—	147.6
Share Based Compensation	26.3	32.5	32.8	33.2	—	33.2
Bad Debt Expense	10.6	10.2	10.6	11.8	—	11.8
Restructuring Charges Including Global Business Transformation	9.3	9.4	5.3	—	—	—
TSS Product Portfolio Rationalization	—	—	7.4	—	—	—
Other Adjustments(1)	(9.5)	(12.6)	(3.6)	(8.9)	—	(8.9)
In-Process LifeCell Research and Development	61.6	—	—	—	—	—
Expense from LifeCell inventory Step-Up	15.0	—	—	—	—	—

EBITDA	$596.7	$633.9	$650.9	$671.3	—	$671.3
Wake Forest Royalty Expense(2)	94.2	86.7	92.1	63.2	—	63.2
LifeCell Pre-Acquisition Results	27.5	—	—	—	—	—
Merger-related Expenses(3)	—	—	—	1.2	—	1.2
GBT Implementation Expense(4)	—	7.5	9.5	7.3	—	7.3

Adjusted EBITDA	$718.4	$728.1	$752.5	$743.0	—	$743.0
Remaining GBT Cost Savings(5)	—	—	—	—	48.0	48.0

Pro Forma Adjusted EBITDA	$718.4	$728.1	$752.5	$743.0	$48.0	$791.0

(1)	Other Adjustments include the following:

($ in millions), Fiscal Year Ended 12/31,	2008	2009	2010	LTM 6/30/2011
Amortization of Loan Issuance Costs Included in Interest Expense and D&A	$(7.0)	$(12.1)	$(10.3)	$(8.4)
Unrealized Foreign Currency Transactional (Gain) Loss	(4.1)	(1.3)	5.8	(0.6)
Other Miscellaneous	1.6	0.8	0.9	0.1

Total Other Adjustments	$(9.5)	$(12.6)	$(3.6)	$(8.9)

(2)	The Company ceased accruing royalty expense related to our previously-existing license agreement with Wake Forest on February 28, 2011.
(3)	Represents expenses incurred through June 30, 2011 related to the Merger.
(4)	Represents labor, travel, training, consulting and other costs associated exclusively with the implementation of our GBT program.
(5)	Estimated remaining Global Business Transformation (“GBT”) cost savings on an annualized run rate basis. Amount is comprised of savings from indirect procurement and field service initiatives and reductions in general and administrative labor costs expected to be realized by the end of 2012.